Exhibit 99.1

FOR IMMEDIATE RELEASE

Diodes Incorporated Reports Fourth Quarter 2003 Results with Record Revenue
    New product sales, strong markets drive 52% year-over-year net income growth

Westlake Village, California, February 3, 2004 – Diodes Incorporated (Nasdaq: DIOD) , a leading manufacturer and supplier of high quality discrete semiconductors, today reported financial results for the fourth quarter and fiscal year 2003 ended December 31, 2003.

Fourth Quarter Highlights:
  Revenue increased 36.8% year-over-year and 12.2% sequentially to a record $39.2 million
  New product revenue grew to 11.5% of sales, from 8.4% in the year-ago quarter
  Gross margin improved 330 basis points sequentially to 29.5%
  Net income increased 52% to $3.4 million, or $0.23 per share, up from $2.3 million, or $0.17 per share, in 4Q02
Revenues for the fourth quarter of 2003 were a record $39.2 million, a sequential increase of 12.2% from the third quarter of 2003, and an increase of 36.8% from the fourth quarter of 2002. Net income for the quarter increased 52% to $3.4 million, compared to $2.3 million for the three months ended December 31, 2002, and rose 34.1% sequentially. Diluted earnings per share were $0.23 for the fourth quarter of 2003, as compared to $0.17 for the same period last year.

For the full year 2003, the Company earned $10.1 million, or $0.70 per share, as revenues grew 18.2% to a record $136.9 million, as compared to net income of $5.8 million, or $0.44 per share, on revenues of $115.8 million for 2002.

Commenting on the quarter, C.H. Chen, President and CEO of Diodes Incorporated, said, "We are very pleased to deliver another quarter and year of outstanding top- and bottom-line results. Sales of new value-added products pushed Diodes’ share of the addressable market to an all time high and greatly expanded gross margins. For the full year 2003, Diodes’ revenues grew at more than two times the Semiconductor Industry Association’s 2003 growth of 8.1% for the overall discrete market."

Diodes’ revenue growth in the fourth quarter was driven by strong sales in both Asia and North America, which accounted for 57% and 41% of total revenues, respectively, and vigorous demand for the Company’s new industry-leading space and power saving subminiature devices. Sales to the personal computing end-markets were particularly strong in the quarter.

"During the fourth quarter, adoption of our most advanced discretes and arrays broadened from Asia to the North American marketplace," Chen continued. "In Asia, we experienced very strong demand from the computing segment, where Diodes’ performance devices are on the latest generation notebooks, PDAs and flat-panel displays. And we continued to make solid progress in Europe during the quarter, with our first mobile handset design wins for a top-tier European OEM."

Overall, sales of new products in the quarter grew to 11.5% of total revenue, up from 8.4% in the fourth quarter of 2002. While total fourth quarter new product revenue was in-line sequentially, thus off slightly as a percentage of revenues from the 13% reported in the third quarter, the overall sales mix continued to be very favorable, with arrays, performance Schottky, and performance Zener selling very well. "Based on our very active product development initiatives in recent quarters, we expect new product sales to continue to grow in 2004 towards our goal of 20% of revenue. We have heightened our emphasis on building our core intellectual property and processes that will enable us to bring whole new families of proprietary devices to market," Chen added.

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Gross profit for the fourth quarter of 2003 increased to $11.6 million, or 29.5% of sales, compared to $9.2 million, or 26.2% of sales, in the third quarter of this year and $7.4 million, or 25.9%, in the fourth quarter of 2002. The sequential increase of 330 basis points was due to a higher capacity utilization rate at both Diodes-China and Diodes-FabTech, a stable pricing environment and higher selling prices from the Company’s new differentiated products.

For the quarter, SG&A expenses were $5.5 million as compared to $3.8 million in the comparable quarter last year. In 2003, the Company has been expanding its sales and marketing footprint in both Asia and Europe and is providing increased selling incentives associated with the higher revenue. Therefore, SG&A expenses as a percentage of sales trended higher in the year to 14.0% in the fourth quarter from 13.1% in the prior-year quarter. Research and development expenses climbed to $0.7 million, or 1.8% of revenue, from $0.2 million, or 0.8%, in the fourth quarter of 2002, as the Company continues to increase its focus on bringing new products to market.

Operating margins, negatively impacted by a non-cash $0.7 million reserve for asset valuation write-downs reflecting obsolete equipment that had not fully depreciated, decreased slightly to 11.7% in the fourth quarter, compared to 12.1% generated in the fourth quarter of 2002. Operating income for the full year 2003 increased to $13.9 million, or 10.1% of sales, compared to $8.9 million, or 7.7%, for 2002.

Interest expense declined to $0.2 million in the fourth quarter, from $0.3 million in the year-ago quarter, aided by a $5.8 million reduction in long-term debt as well as lower interest rates.

Capital expenditures and depreciation expense for the current quarter were $4.0 million and $2.9 million, respectively, while full-year 2003 capital expenditures and depreciation were $15.7 million and $11.1 million, respectively. Capital expenditure are expected to run $3-5 million in the first quarter of 2004, and depending upon market demand, $14-17 million for the full year as new products are brought into production.

At December 31, 2003, Diodes had $12.8 million in cash and cash equivalents, $27.2 million in working capital, $12.6 million in long-term debt, $8.5 million outstanding on its revolving credit line, $30.7 million in available credit facilities, and $71.5 million in shareholders’ equity. Cash flow from operations was $5.1 million for the current quarter and $17.6 million for the year.

Mr. Chen concluded, "Demand for discrete semiconductors is continuing to show strength globally. We believe that our disciplined focus on our key strategic initiatives has positioned Diodes to outpace the growth of the overall discrete market during the current recovery and well into the future. As we finished 2003 with three consecutive quarters of record revenues our outlook for 2004 is positive.

"Entering the first quarter, shipments and orders for delivery are strong in both Asia and North America and our book-to-bill ratio is above one. Order cycles are lengthening and inventory at our distributors remains low. Despite our record fourth quarter revenue, we expect first quarter revenues to be in-line to slightly up sequentially, and gross margins should run in the 28-30% range, with continued earnings per share improvement."

Conference Call
Diodes Incorporated will hold its fourth quarter conference call for all interested persons at 8 a.m. PST (11 a.m. EST) today to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes’ website at www.diodes.com . To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio so ftware. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 90 days.

About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, primarily to the communications, computing, industrial, consumer electronics and automotive markets. The Company operates three Far East subsidiaries, Diodes-China (QS-9000 and ISO-14001 certified) in Shanghai, Diodes-Taiwan (ISO-9000 certified) in Taipei, and Diodes-Hong Kong. Diodes-China’s manufacturing focus is on subminiature surface-mount devices destined for wireless devices, notebook, flat panel display, digital camera, mobile handset, set-top box, DC to DC conversion, and automotive applications, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. Diodes-Hong Kong covers sales, warehouse and logistics functions. The Com pany’s 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company’s ISO-9001:2000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, including SEC filings, visit the Company’s website at www.diodes.com .

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Crocker Coulson, Partner, CCG; (818) 789-0100
e-mail: crocker.coulson@ccgir.com or Carl Wertz, Chief Financial Officer, Diodes, Incorporated; (805) 446-4800 carl_wertz@diodes.com

______________________________________________________________________________________________________________________

Recent news releases, annual reports, and SEC filings are available at the Company's website:
http://www.diodes.com . Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com .

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

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DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2003	2002	2003

Net sales	$28,665,000	$39,202,000	$115,821,000	$136,905,000
Cost of goods sold	21,238,000	27,643,000	89,045,000	100,377,000

Gross profit	7,427,000	11,559,000	26,776,000	36,528,000

Selling, general and administrative expenses	3,762,000	5,490,000	16,155,000	19,586,000
Research and development expenses	241,000	691,000	1,472,000	2,049,000
Impairment of fixed assets	--	700,000	--	1,000,000
Loss (gain) on disposal of fixed assets	(46,000)	93,000	217,000	37,000

Total operating expenses	3,957,000	6,974,000	17,844,000	22,672,000

Operating income	3,470,000	4,585,000	8,932,000	13,856,000

Other income (expense)
Interest expense, net	(288,000)	(189,000)	(1,183,000)	(860,000)
Other	(39,000)	(32,000)	102,000	(5,000)

	(327,000)	(221,000)	(1,081,000)	(865,000)

Income from operations before income taxes and minority interest	3,143,000	4,364,000	7,851,000	12,991,000
Income tax provision	(780,000)	(775,000)	(1,729,000)	(2,460,000)

Income from operations before minority interest	2,363,000	3,589,000	6,122,000	10,531,000

Minority interest in joint venture earnings	(101,000)	(151,000)	(320,000)	(436,000)

Net income	$2,262,000	$3,438,000	$5,802,000	$10,095,000

Earnings per share
Basic	$0.18	$0.27	$0.47	$0.79
Diluted	$0.17	$0.23	$0.44	$0.70

Weighted average shares outstanding
Basic	12,309,954	12,954,320	12,276,899	12,730,808
Diluted	13,456,008	14,932,341	13,297,490	14,406,054

The accompanying notes are an integral part of these financial statements.

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DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

ASSETS
	December 31,	December 31,
	2002	2003

		(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$7,284,000	$12,847,000
Accounts receivable
Customers	19,387,000	27,010,000
Related parties	3,138,000	3,938,000

	22,525,000	30,948,000
Less: Allowance for doubtful receivables	353,000	375,000

	22,172,000	30,573,000

Inventories	14,916,000	16,164,000
Deferred income taxes, current	4,338,000	5,547,000
Prepaid expenses, income taxes and other current assets	2,228,000	2,702,000

Total current assets	50,938,000	67,833,000

PROPERTY, PLANT AND EQUIPMENT , at cost, net
of accumulated depreciation and amortization	44,693,000	47,893,000

DEFERRED INCOME TAXES , non-current	3,205,000	1,816,000

OTHER ASSETS
Goodwill	5,090,000	5,090,000
Other	1,084,000	1,163,000

TOTAL ASSETS	$105,010,000	$123,795,000

The accompanying notes are an integral part of these financial statements.

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DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2002	2003

		(Unaudited)
CURRENT LIABILITIES
Line of credit	$3,025,000	$8,488,000
Accounts payable
Trade	9,039,000	14,029,000
Related parties	3,361,000	3,453,000
Accrued liabilities	8,693,000	8,715,000
Current portion of long-term debt
Related party	2,500,000	2,500,000
Other	3,333,000	3,333,000
Current portion of capital lease obligations	157,000	161,000
Total current liabilities	30,108,000	40,679,000

LONG-TERM DEBT , net of current portion
Related party	6,250,000	3,750,000
Other	6,333,000	3,000,000

CAPITAL LEASE OBLIGATIONS , net of current portion	2,495,000	2,334,000

MINORITY INTEREST IN JOINT VENTURE	2,145,000	2,582,000

STOCKHOLDERS’ EQUITY
Class A convertible preferred stock - par value $1.00 per share;
1,000,000 shares authorized;
no shares issued and outstanding	--	--
Common stock - par value $0.66 2/3 per share;
30,000,000 shares authorized; 13,939,146 and 14,627,284
shares issued at December 31, 2002
and December 31, 2003, respectively	6,195,000	6,502,000
Additional paid-in capital	8,060,000	11,192,000
Retained earnings	45,684,000	55,779,000

	59,939,000	73,473,000
Less:
Treasury stock – 1,613,508 shares of common stock, at cost	1,782,000	1,782,000
Accumulated other comprehensive loss	478,000	241,000
	2,260,000	2,023,000

Total stockholders’ equity	57,679,000	71,450,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$105,010,000	$123,795,000

The accompanying notes are an integral part of these financial statements.

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